EXHIBIT (c)(viii)

Pricing Supplement
for the A$40,000,000.00 Global A$ Bonds
due 2010

Pricing Supplement No. 1426 dated: 28 February, 2005
Queensland Treasury Corporation

Issue of A$40,000,000.00 Global A$ Bonds
Guaranteed by The Treasurer on behalf of The Government of Queensland under the A$15,000,000,000 Global A$ Bond Facility

This document constitutes the pricing supplement relating to the issue of bonds described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated 20 December 2004 and the accompanying prospectus dated December 17, 2004. This pricing supplement is supplemental to and must be read in conjunction with such prospectus supplement and accompanying prospectus.

1.	(i)	Issuer:	Queensland Treasury Corporation

	(ii)	Guarantor:	The Treasurer on behalf of the Government of Queensland

2.		Benchmark line:	2010

3.		Specific Currency or Currencies:	AUD

4.	(i)	Issue price:	100.875%

	(ii)	Dealers’ fees and commissions paid by Issuer:	Unless stated otherwise in this Pricing Supplement, no fee or commission is payable in respect of the issue of the bond(s) described in this Pricing Supplement. Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.

	(iii)	Net proceeds:	A$40,350,000.00

5.		Specified Denominations:	1,000

6.	(i)	Issue Date:	28 February 2005

	(ii)	Record Date (date on and from which security is Ex-interest):	7 May / 7 November

	(iii)	Interest Payment Dates:	14 May / 14 November

7.		Maturity Date:	14 May 2010

8.		Interest Basis:	5.50 percent Fixed Rate

9.		Redemption/Payment Basis:	Redemption at par

10.		Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

11.	(i)	Status of the Bonds:	Senior and rank pari passu with other senior, unsecured debt obligations of QTC

	(ii)	Status of the Guarantee:	Senior and rank pari passu with all its other unsecured obligations

12.		Listing:	Luxembourg Stock Exchange

13.		Method of distribution:	Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.		Fixed Rate Note Provisions Applicable

	(i)	Rate(s) of Interest:	5.5 percent per annum payable semi-annually in arrears

	(ii)	Interest Payment Date(s):	14 May / 14 November in each year up to and including the Maturity Date

	(iii)	Fixed Coupon Amount(s):	27.5 per 1,000 in nominal amount

	(iv)	Determination Date(s):	7 May / 7 November in each year

	(v)	Other terms relating to the method of calculating interest for Fixed Rate Bonds:	None

PROVISIONS RELATING TO REDEMPTION

15.		Final Redemption Amount:	A$1,000 per bond of A$1,000 Specified Denomination

16.		Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same:	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE BONDS

17.		Form of Bonds:	Permanent Global Note not exchangeable for Definitive Bonds

18.		Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

19.		Talons for future Coupons or Receipts to be attached to	No

Definitive Bonds (and dates on which such Talons mature):

20.		Other terms or special conditions:	Not Applicable

DISTRIBUTION

21.	(i)	If syndicated, names of Managers:	Not Applicable

	(ii)	Stabilising Manager (if any):	Not Applicable

22.		If non-syndicated, name of relevant Dealer:	UBS AG, Australian Branch

23.		Whether TEFRA D or TEFRA C rules applicable or TEFRA rules not applicable:	TEFRA Not Applicable

24.		Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

25.		Any clearing system(s) other than Euroclear and Clearstream, Luxembourg and the relevant identification number(s):	Depository Trust Company (DTCC)

26.		Delivery:	Delivery free of payment

27.		Additional Paying Agent(s) (if any):	Not Applicable

	ISIN:		US748305BF57

	Common Code:		21354040

LISTING APPLICATION

This pricing supplement comprises the details required to list the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
          Duly authorised